Exhibit 107

Calculation of Filing Fee Table

 Form S-8

(Form Type)

Microbot Medical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (2)	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	3,791,019	$2.49	(3)	$9,439,637.30	0.00015310		$1,445.21
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	190,000	$8.48		$1,611,200	0.00015310		$246.67
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	145,000	$6.48		$939,600	0.00015310		$143.85
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	173,000	$3.73		$645,290	0.00015310		$98.79
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	115,000	$2.43		$279,450	0.00015310		$42.78
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	167,500	$1.2684		$212,457	0.00015310		$32.52
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	115,192	$1.25		$143,990	0.00015310		$22.04
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	361,875	$2.04		$738,225	0.00015310		$113.02
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	67,855	$7.00		$474,985	0.00015310		$72.72
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	83,185	$5.71		$474,986.35	0.00015310		$72.72
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	371,090	$1.28		$474,995.20	0.00015310		$72.72
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	70,000	$1.93		$135,100	0.00015310		$20.68
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	35,000	$3.48		$121,800	0.00015310		$18.65
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	10,000	$4.7973		$47,973	0.00015310		$7.34
Equity (4)	Common Stock, par value $.0.01 per share	Rule 457(h)	25,000	$1.29		$32,250	0.00015310		$4.94
Total Offering Amounts						$15,771,938.85			$2,414.65
Total Fee Offsets								$
Net Fee Due									$2,414.65

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of Microbot Medical Inc. (the “Registrant”) common stock that become issuable under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (“Plan”) by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment.

(2)	Represents the registration of 3,791,019 shares of common stock available to be issued under the Plan.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(l) under the Securities Act, on the basis of the average of the high ($2.59) and low ($2.39) reported prices of the shares of Common Stock of the Registrant as reported by the Nasdaq Capital Market on July 16, 2025, a date within five business days prior to the filing of this Registration Statement.

(4)	Represents the resale of up to 2,009,697 shares of common stock by certain officers and directors of the Registrant that consist of options that were previously issued and that have vested or will vest pursuant to the Plan.